Consent of Independent Auditors We consent to the incorporation by reference in the following Registration Statements: (1) Registration Statement (Form S-3 No. 333-19858) of Hannon Armstrong Sustainable Infrastructure Capital, Inc., (2) Registration Statement (Form S-8 No. 333-230548) pertaining to the 2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan, and (3) Registration Statement (Form S-3ASR No. 333-263169) of Hannon Armstrong Sustainable Infrastructure Capital, Inc. of our report dated March 29, 2022, with respect to the consolidated financial statements of Rosie TargetCo LLC and subsidiaries included in this Annual Report (Form 10-K/A) of Hannon Armstrong Sustainable Infrastructure Capital, Inc. for the year ended December 31, 2021. Philadelphia, Pennsylvania March 29, 2022